NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 18, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 5, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between CapLease, Inc. and Safari Acquisition, LLC a direct wholly owned subsidiary of American Realty Capital Properties, Inc. became effective on November 5, 2013. Each 8.125% Series A Cumulative Redeemable Preferred Stock of CapLease, Inc. was converted into $25.00 plus all accrued and unpaid dividends through, but excluding the closing date, for each Series of Cumulative Redeemable Preferred Stock held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 6, 2013.